Exhibit 99.4

RENALYTIX PLC

Lock-Up Agreement

February 7, 2023

Renalytix plc

Finsgate

5-7 Cranwood Street

London EC1V 9EE

Re:	Renalytix plc - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that Renalytix plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is proposing to engage in a private placement of 7,511,525 American Depositary Shares (“ADS”), each representing two ordinary shares, nominal value £0.0025 per share (the “Ordinary Shares”), and 3,699,910 Ordinary Shares (together with the ADSs, the “Shares”) (the “Private Placement”), pursuant to the terms of those certain Securities Purchase Agreements, dated as of February 6, 2023 (the “Purchase Agreements”) with the purchasers listed on Exhibit A hereto (collectively, the “Purchasers”).

In recognition of the benefit that such a placement will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the Purchase Agreements (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, without the prior written consent of the Company (as evidenced by approval of a majority of the Board of Directors) (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any ADSs, Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares and securities which may be issued upon exercise of an option or warrant) which are directly owned by the undersigned (collectively with the ADSs and Ordinary Shares, “Lock-Up Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Ordinary Shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above.

The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise. The undersigned further confirms that, as of the date hereof, the undersigned is not a party to any hedging or other transactions or arrangements of the type described in this paragraph, which transactions would have been restricted by this Letter Agreement if it had been entered into by the undersigned during the Lock-Up Period.

The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period other than pursuant to the exceptions noted below, which include trading plans pursuant to Rule 10b5-1. For the avoidance of doubt, Lock-Up Securities shall not include ADSs or Ordinary Shares or such other securities currently or hereafter that are not owned by the undersigned directly (including for the avoidance of doubt, Lock-Up Securities that are owned by the undersigned solely based on such securities being deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”)).

Notwithstanding the foregoing, the undersigned may (a) transfer the undersigned’s Lock-Up Securities:

(i)             as a bona fide gift or gifts, or to a charitable organization or educational institution in a transaction not involving a disposition for value, or for bona fide estate planning purposes,

(ii)            by will or intestacy,

(iii)           to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv)           to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v)            to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi)           if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to stockholders, shareholders, members, limited partners, general partners or subsidiaries of the undersigned,

(vii)          by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

(viii)         to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee,

(ix)            to the Company in connection with the vesting, settlement, or exercise of options, warrants or other rights to purchase Ordinary Shares or ADSs (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such options, warrants or rights; provided that any Ordinary Shares or ADSs received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement, and provided further that any such options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under any equity incentive or other benefit plan described in the Company’s periodic filings with the SEC, or

(x)            pursuant to a bona fide third-party tender offer, merger, consolidation, scheme of arrangement or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s securities involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation, scheme of arrangement or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)) and/or pursuant to the acceptance of a general offer for the ordinary share capital of the Company made in accordance with the UK City Code on Takeovers and Mergers (a “Takeover Offer”) or the provision of an irrevocable undertaking to accept a Takeover Offer; provided that in the event that such tender offer, merger, consolidation, scheme of arrangement or other similar transaction, including a Takeover Offer, is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement;

(xi)            under a trading plan established pursuant to Rule 10b5-1 under the Exchange Act that is existing as of the date hereof or which is established during the Lock-Up Period;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Company a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a) (i), (ii), (iii), (iv), (v), and (vi), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or applicable rules and regulations of AIM, a market operated by the London Stock Exchange plc (“AIM”)), or other public announcement shall be required or shall be made voluntarily during the Lock-Up Period in connection with such transfer or distribution, and (C) in the case of any transfer or distribution pursuant to clause (a) (ix), any public announcement or filing under the Exchange Act (or applicable rules and regulations of AIM) made by any person during the Lock-Up Period shall clearly indicate therein the nature and conditions of such transfer or distribution as described clause (ix);

(b)            exercise options or settle equity awards granted under any plan or exercise warrants of the Company; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this lock-up agreement; provided further that any public announcement or filing under the Exchange Act (or applicable rules and regulations of AIM) made by any person during the Lock-Up Period shall clearly indicate therein that the underlying shares continue to be subject to the restrictions on transfer set forth in this Letter Agreement;

(c)            establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities, provided that such plans do not provide for the transfer of Lock-Up Securities during the Lock-Up Period;

(d)            deposit Ordinary Shares with the depositary, in exchange for the issuance of ADSs, or the cancellation of ADSs in exchange for the issuance of Ordinary Shares; provided that such ADSs or Ordinary Shares issued pursuant to this clause (d) held by the undersigned shall remain subject to the terms of this Letter Agreement; and

(e)            sell Ordinary Shares or ADSs acquired in open market transactions after the closing date for the Private Placement, provided that no filing by any party under the Exchange Act (or applicable rules and regulations of AIM) or other public announcement shall be required or made voluntarily in connection with such sale during the Lock-Up Period.

The undersigned now has, and, except as contemplated above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Lock-up Securities, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock, except in compliance with the foregoing restrictions.

In the event that any of the Purchasers who is a party to a lock-up agreement in connection with the Private Placement is released from its obligations under such lockup agreement, then any officer or director of the Company shall also be released from its obligations under the lock-up agreement such officer or director entered into in connection with the Private Placement. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration or that is to an immediate family member as defined in FINRA Rule 5130(i)(5) and (b) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement (and, for the avoidance of doubt, the Lock-Up Period described herein) and related restrictions shall automatically terminate and be of no further force and effect if one or more Purchase Agreements have not been executed by February 28, 2023.

The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Very truly yours, Exact Name Authorized Signature Title